Exhibit 99.1

John Asbury Becomes CEO of Union Bankshares Corporation
- Duane Smith Named Chief Marketing Officer -

Richmond, Va., January 3, 2017 - Union Bankshares Corporation today announced that, consistent with the previously announced chief executive officer transition plan, John C. Asbury has become chief executive officer of the holding company and G. William Beale has become executive vice chairman. Union also named L. Duane Smith, Jr. as Senior Vice President and Chief Marketing Officer.

“I am even more excited today about the future of Union than I was when I started in October,” said Asbury. “As part of a detailed transition plan, I have had the opportunity to travel across our footprint with Billy Beale to meet customers and teammates to listen and learn about how Union makes a difference in our communities. I have also been able to meet with investors to share Union’s plans to deliver sustainable shareholder value over the long term. The smooth transition is a testament to the sound leadership that Billy has provided Union over the years.”

“It has been an honor and privilege to lead Union for the last 27 years,” said Beale. “As I move into the role of executive vice chairman, I look forward to helping John, and the entire Union team, enrich the lives of the people and the communities we serve.”

Smith, 49, replaces W. Olen Thomas who retired after serving as chief marketing officer since 2003. Smith was most recently Head of Brand Marketing at Vonage. Prior to Vonage, he spent 16 years at Capital One ultimately becoming Vice President of Card Marketing.

“Union has steadily evolved its brand over the years as the bank has grown,” said Asbury. “With Duane’s leadership, Union is ready to take the next step forward and create a differentiated brand voice that reflects the bank’s size, strength and customer experience.”

About Union Bankshares Corporation
Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union Bank & Trust, which has approximately 114 banking offices and approximately 190 ATMs located throughout Virginia. Non-bank affiliates of the holding company include: Union Mortgage Group, Inc., which provides a full line of mortgage products, Old Dominion Capital Management, Inc., which provides investment advisory services, and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the company is available at http://investors.bankatunion.com

Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications

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